UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

LADENBURG THALMANN FINANCIAL SERVICES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LADENBURG THALMANN FINANCIAL SERVICES INC.

4400 Biscayne Boulevard, 12th Floor

Miami, Florida 33137

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Ladenburg Thalmann Financial Services Inc. will hold its annual meeting of shareholders at its offices located at 4400 Biscayne Boulevard, Miami, Florida, 33137 on May 30, 2018 at 10:00 a.m., Eastern Time, for the following purposes, as further described in the attached proxy statement:

1.	to elect ten directors to our board of directors;

2.	to conduct a non-binding advisory vote to approve the compensation of our named executive officers, which we refer to as the “say-on-pay vote”;

3.	to ratify the appointment of EisnerAmper LLP as our independent registered public accounting firm for the year ending December 31, 2018; and

4.	to transact such other business as may be properly presented at the meeting and at any postponements or adjournments thereof.

You may vote at the meeting if you were an owner of our common stock at the close of business on April 2, 2018.

Your vote is important. Whether or not you plan to attend the annual meeting, we encourage you to read the attached proxy statement and promptly vote your shares using the enclosed proxy card. Please sign and date the accompanying proxy card and mail it in the enclosed addressed, postage-prepaid envelope. You may also vote by phone or Internet by following the instructions included in the proxy card. You may revoke your proxy if you so desire at any time before it is voted.

By Order of the Board of Directors,

Richard J. Lampen

President and Chief Executive Officer

Miami, Florida

April 23, 2018

i

LADENBURG THALMANN FINANCIAL SERVICES INC.

PROXY STATEMENT

Our board of directors is soliciting proxies for our 2018 annual meeting of shareholders to be held on May 30, 2018. This proxy statement and the enclosed form of proxy contain important information for you to consider when deciding how to vote on the matters brought before the annual meeting.

We first sent this proxy statement to shareholders on or about April 23, 2018. Our board of directors set April 2, 2018 as the record date for the 2018 annual meeting. Shareholders of record who owned our common stock at the close of business on that date may attend and vote at the 2018 annual meeting. As of the record date, we had issued and outstanding 200,507,788 shares of common stock, which is our only outstanding class of voting securities. Each holder of our common stock is entitled to one vote for each share of common stock held on the record date.

Frequently Asked Questions

What matters am I voting on?

You will be voting on:

•	the election of ten directors to hold office until our next annual meeting of shareholders and until their successors are duly elected and qualified;

•	the approval, on a non-binding advisory basis, of the compensation of our named executive officers, which we refer to as the “say-on-pay vote”;

•	the ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for the year ending December 31, 2018; and

•	such other business that may properly come before the meeting.

Who may vote?

Holders of our common stock at the close of business on April 2, 2018, which we refer to as the record date, may attend and vote at the meeting. As of the close of business on the record date, 200,507,788 shares of our common stock were issued and outstanding. Each shareholder has one vote for each share of common stock owned as of the record date.

When and where is the meeting?

We will hold the meeting on May 30, 2018, at 10:00 a.m. Eastern Time at our offices located at 4400 Biscayne Blvd., Miami, Florida 33137.

If you need directions to the location of the meeting, please contact our Investor Relations Department by: (a) mail at Ladenburg Thalmann Financial Services Inc., Attention: Investor Relations, 4400 Biscayne Blvd, 12th Floor, Miami, FL 33137, (b) telephone at (212) 409-2000 or (c) e-mail at CorporateRelations@ladenburg.com.

What is the effect of giving a proxy?

Proxies in the form enclosed are solicited by and on behalf of our board of directors, also referred to as our board. The persons named in the proxy have been designated as proxies by our board. If you sign and return the proxy in accordance with the procedures described in this proxy statement and the enclosed proxy, the persons designated as proxies by the board will vote your shares at the meeting as specified in your proxy.

If you duly execute the proxy card but do not specify how you want to vote, your shares will be voted:

•	FOR the election of the director nominees listed below under Proposal I;

•	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers as described under Proposal II; and

•	FOR the ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for the year ending December 31, 2018, as described under Proposal III.

If you give your proxy, the proxies named on the proxy card also will vote your shares in their discretion on any other matters properly brought before the meeting.

Can I change my vote after I voted?

You may revoke your proxy at any time before it is exercised by:

•	delivering written notification of your revocation to our secretary at Ladenburg Thalmann Financial Services Inc., 277 Park Avenue, 26th Floor, New York, New York 10172, Attn: Corporate Secretary;

•	voting in person at the meeting; or

•	delivering another proxy by phone, mail or Internet bearing a later date.

Please note that your attendance at the meeting will not alone serve to revoke your proxy.

What is a quorum?

A quorum is the minimum number of shares required to be present, in person or by proxy, at the meeting for the meeting to be properly held under our bylaws and Florida law. The presence, in person or by proxy, of the holders of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum. If less than a majority of issued and outstanding shares entitled to vote is represented at the annual meeting, then a majority of the shares so represented may adjourn the annual meeting to another date, time or place. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken, unless a new record date is fixed for the meeting (in which case a notice of the adjourned meeting will be given to shareholders of record on such new record date, each of whom would be entitled to vote at the adjourned meeting).

If I hold shares in the name of a broker, bank or other nominee, who votes my shares?

If your shares are held in “street name” (that is, if they are held in the name of a bank, broker or other nominee), then your bank, broker or other nominee will provide you with voting instructions. It will then be the nominee’s responsibility to vote your shares for you in the manner you direct.

Under applicable rules of national securities exchanges, brokers may generally vote on routine matters, such as the ratification of our independent auditor as set forth in Proposal III. Brokers may not vote on non-routine matters, such as the election of directors as set forth in Proposal I and the approval of a non-binding advisory resolution regarding the compensation of our named executive officers as set forth in Proposal II, unless they have received voting instructions from the person for whom they are holding shares. Consequently, it is very important that you vote your shares for the election of directors and for the approval of a non-binding advisory resolution regarding the compensation of our named executive officers. If you do not provide voting instructions to your broker, then your broker cannot vote on any non-routine matter, and the broker will return the proxy card to us indicating that he or she does not have the authority to vote on that matter. That is generally referred to as a “broker non-vote.”

We strongly encourage you to provide instructions to your broker as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. This will ensure that your shares are voted at the meeting.

If your shares are held in “street name” and you wish to vote in person at the meeting, then you should contact the broker or other nominee who holds your shares to obtain a broker’s proxy card that you can bring with you to the meeting. If your shares are held in “street name,” you will not be able to vote at the meeting unless you have a proxy card from your broker.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum, but they are not counted as votes either in favor of or against any matter to be brought before the annual meeting.

How many votes are needed for approval of each matter?

With respect to the election of directors, assuming a quorum is present at the annual meeting, nominees for director are elected by a plurality of the votes cast at the meeting. “Plurality” means that the ten individuals who receive the greatest number of votes cast “FOR” are elected as directors. If a quorum is present at the annual meeting, each other proposal described in this proxy statement and (unless a greater vote is required by law) any other proposal that may properly be brought before the meeting will be approved if the number of votes cast in favor of such proposal exceeds the number of votes cast opposing such proposal.

How may I vote?

You may vote your shares by submitting your proxy by mail or by attending the meeting and voting in person. If you vote by mail, date, sign and return the accompanying proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States). You may specify your choices by marking the appropriate boxes on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you at the meeting. As described above, if your shares are held in “street name” and you wish to vote in person at the meeting, then you should contact the broker or other nominee who holds your shares to obtain a broker’s proxy card that you can bring with you to the meeting. Also, you may vote by phone or Internet by following the instructions included in the proxy card.

Are there any rules regarding admission to the annual meeting?

Yes. You are entitled to attend the annual meeting only if you were, or you hold a valid legal proxy naming you to act for, one of our shareholders on the April 2, 2018 record date. Before we will admit you to the meeting, we must be able to confirm:

•	your identity by reviewing a valid form of government-issued photo identification, such as a driver’s license; and

•	that you were, or are validly acting for, a shareholder of record on the record date by:

•	verifying your name and stock ownership against our list of registered shareholders, if you are the record holder of your shares;

•	if you hold your shares in street name, reviewing other evidence of your stock ownership, such as a brokerage or bank statement that shows that you held our common stock as of the record date; or

•	reviewing a written proxy that shows your name and is signed by the shareholder you are representing, in which case either the shareholder must be a registered shareholder or you must have a brokerage or bank statement for that shareholder as described above.

If you do not have a valid picture identification and proof that you owned, or are legally authorized to act for someone who owned, shares of common stock on April 2, 2018, then you will not be admitted to attend, or permitted to vote at, the meeting.

At the entrance to the meeting, we will verify that your name appears in our stock records or will inspect your brokerage or bank statement as your proof of ownership and any written proxy you present as the representative of a shareholder. We will decide whether the documentation you present for admission to the meeting meets the requirements described above.

Who pays the cost of this proxy solicitation?

We pay the cost of soliciting your proxy, and we reimburse brokerage firms and others for forwarding proxy materials to you. In addition to solicitation by mail, we may also solicit proxies by letter, facsimile, e-mail, telephone or in person. Our directors, officers and employees may participate in the solicitation of proxies without additional consideration.

SHARE OWNERSHIP

The table below shows the number of shares of our common stock beneficially owned as of April 2, 2018 by:

•	those persons or groups known to us to beneficially own more than 5% of our common stock,

•	each of our directors,

•	each Named Executive Officer, and

•	all directors and executive officers as a group.

The share percentages in the table below are based on 200,507,788 shares of common stock outstanding on April 2, 2018. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them (other than with respect to restricted shares of common stock over which the individuals have voting power but no investment power). Unless otherwise noted, the business address of each listed beneficial owner is c/o Ladenburg Thalmann Financial Services Inc., 4400 Biscayne Boulevard, 12th Floor, Miami, Florida 33137.

Shares of our common stock issuable upon the exercise of options or warrants that are presently exercisable or exercisable within 60 days of April 2, 2018 are deemed to be outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the percentage of ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

	Beneficial ownership of our common stock
Name and Address of Beneficial Owner	Number of Shares		Percent
Phillip Frost, M.D. and related entities (1)	73,549,630	(1)	35.92%
Vector Group Ltd. (2)	15,191,205	(2)	7.58%
Mark Zeitchick	6,900,981	(3)	3.39%
Howard M. Lorber	6,552,089	(4)	3.21%
Richard J. Lampen	5,718,392	(5)	2.81%
Jacqueline M. Simkin	2,301,468	(6)	1.15%
Adam Malamed	2,232,864	(7)	1.11%
Saul Gilinski	1,863,860	(8)	*
Dr. Richard M. Krasno	683,089	(9)	*
Brett H. Kaufman	659,058	(10)	*
Joseph Giovanniello, Jr.	556,257	(11)	*
Henry C. Beinstein	463,675	(12)	*
Jeffrey S. Podell	442,355	(13)	*
Brian S. Genson	440,000	(14)	*
All directors and executive officers as a group (13 persons)	102,363,718	(15)	46.86%

*	Less than 1 percent.
(1)

The business address of Dr. Frost and related entities is 4400 Biscayne Boulevard, 15th Floor, Miami, Florida 33137. Represents (i) 12,816,199 shares of common stock held by Frost Gamma Investments Trust, a trust organized under Florida law (“Gamma Trust”), (ii) 54,013,431 shares of common stock held by Frost Nevada Investments Trust (“Nevada Trust”), a trust organized under Florida law, (iii) 2,490,000 shares of common stock held directly by Dr. Frost, 15,000 of which are subject to vesting restrictions and (iv) 4,230,000 shares of common stock issuable upon exercise of currently exercisable options held by Dr. Frost. Dr. Frost is the sole trustee of both Gamma Trust and Nevada Trust. As the sole trustee of Gamma Trust and Nevada Trust, Dr. Frost may be deemed the beneficial owner of all shares owned by Gamma Trust and Nevada Trust, respectively, by virtue of his power to vote or direct the vote of such shares or to dispose or direct the disposition of such shares owned by such trusts. Accordingly, solely for purposes of reporting beneficial ownership of such shares pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), each of Dr. Frost, Gamma Trust and Nevada Trust will be deemed to be the beneficial owner of the shares held by any other such person. The foregoing information was derived from a Schedule 13D filed with the SEC on June 7, 2001, as amended, as well as from information made known to us.
(2)	The business address of Vector Group Ltd. is 4400 Biscayne Blvd., 10th Floor, Miami, Florida 33137. Represents 15,191,205 shares of common stock held by Vector Group Ltd.
(3)	Represents (i) 2,844,731 shares of common stock held by the Mark D. Zeitchick 2016 Revocable Trust, (ii) 706,250 shares of common stock held directly by Mr. Zeitchick, which are subject to vesting restrictions, and (iii) 3,350,000 shares of common stock issuable upon exercise of currently exercisable options held by MZ Trading LLC.
(4)	Represents (i) 2,649,995 shares of common stock held directly by Mr. Lorber, 15,000 of which are subject to vesting restrictions, (ii) 522,027 shares of common stock held by Lorber Alpha II Limited Partnership, a Nevada limited partnership, (iii) 3,380,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Lorber and (iv) 67 shares of common stock held of record by Citibank N.A. as custodian for the benefit of Howard Lorber Rollover IRA. Lorber Alpha II, Inc., a Nevada corporation, is the general partner of Lorber Alpha II Limited Partnership. Mr. Lorber is the director, officer and principal stockholder of Lorber Alpha II, Inc. Does not include (i) the shares of common stock beneficially owned by Vector Group Ltd., of which Mr. Lorber serves as an executive officer and director and (ii) shares of common stock held by the Lorber Charitable Fund, a New York not-for-profit corporation, of which family members of Mr. Lorber serve as directors and executive officers.
(5)	Represents (i) 2,305,059 shares of common stock held directly by Mr. Lampen, 706,250 of which are subject to vesting restrictions, (ii) 3,350,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Lampen and (iii) 63,333 shares of common stock held by Mr. Lampen’s spouse, as to which he disclaims beneficial ownership. Does not include shares of common stock beneficially owned by Vector Group Ltd., of which Mr. Lampen serves as an executive officer.
(6)	Represents (i) 1,823,468 shares of common stock held by The Jacqueline Simkin Revocable Trust as Amended & Restated 12/16/03, of which Ms. Simkin is the trustee, (ii) 158,000 shares of common stock held by The Jacqueline Simkin Charitable Remainder Unitrust dated 09/06/2002, of which Ms. Simkin is a co-trustee, (iii) 30,000 shares of common stock held directly by Ms. Simkin, 15,000 of which are subject to vesting restrictions and (iv) 290,000 shares of common stock issuable upon exercise of currently exercisable options held by Ms. Simkin.
(7)	Represents (i) 1,180,364 shares of common stock held directly by Mr. Malamed, 406,250 of which are subject to vesting restrictions, (ii) 5,000 shares of common stock held by the NFS/FMTC IRA for the benefit of Adam Malamed and (iii) 1,047,500 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Malamed.
(8)	Represents (i) 1,533,860 shares of common stock held directly by Mr. Gilinski, 15,000 of which are subject to vesting restrictions and (ii) 330,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Gilinski.
(9)	Represents (i) 298,089 shares of common stock held by The Richard M. Krasno Living Trust dated 10/6/2009, of which Dr. Krasno is the sole trustee and beneficiary, (ii) 330,000 shares of common stock issuable upon exercise of currently exercisable options held by Dr. Krasno and (iii) 55,000 shares of common stock held directly by Mr. Krasno, 15,000 of which are subject to vesting restrictions.
(10)	Represents (i) 221,558.083 shares of common stock held directly by Mr. Kaufman, 110,000 of which are subject to vesting restrictions and (ii) 437,500 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Kaufman.
(11)	Represents (i) 336,257 shares of common stock held directly by Mr. Giovanniello, 110,000 of which are subject to vesting restrictions and (ii) 220,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Giovanniello.
(12)

Represents (i) 152,143 shares of common stock held directly by Mr. Beinstein, 15,000 of which are subject to vesting restrictions, (ii) 1,532 shares of common stock held of record in the individual retirement account of Mr. Beinstein’s spouse and (iii) 310,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Beinstein.
(13)	Represents (i) 112,355 shares of common stock held directly by Mr. Podell, 15,000 of which are subject to vesting restrictions and (ii) 330,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Podell.
(14)	Represents (i) 100,000 shares of common stock held directly by Mr. Genson, 15,000 of which are subject to vesting restrictions, (ii) 10,000 shares of common stock held of record in the account of Genson Capital LLC for which Mr. Genson is the managing member and (iii) 330,000 shares of common stock issuable upon exercise of currently exercisable options held by Mr. Genson.
(15)	Includes (i) 17,935,000 shares of common stock issuable upon exercise of currently exercisable options and (ii) 2,158,750 shares that are subject to vesting restrictions.

PROPOSAL I

ELECTION OF DIRECTORS

Ten directors will be elected to hold office until the next annual meeting of shareholders or until their respective successors are duly elected and qualified or until their earlier death, resignation or removal. All of the nominees currently serve as directors.

The proxies solicited by our board of directors will be voted FOR the election of these nominees unless you provide other instructions. Our articles of incorporation do not provide for cumulative voting. Should any nominee become unavailable to stand for election, the proxies may be voted for a substitute nominee designated by the board, the board may reduce the number of authorized directors or a position on our board may be left vacant.

We believe that the combination of the various qualifications, skills and experiences of our directors contribute to the effectiveness and orderly functioning of our board and that, individually and as a whole, our directors possess the necessary qualifications to provide effective oversight of our business and quality advice to our management. Information regarding the experience and qualifications of each director nominee is set forth below.

Henry C. Beinstein, 75 Director since 2001	Since January 2005, Mr. Beinstein has been a partner of Gagnon Securities, LLC, a broker-dealer and a FINRA member firm, and has been a money manager and an analyst and registered representative of such firm since August 2002. Mr. Beinstein retired in August 2002 as the executive director of Schulte Roth & Zabel LLP, a New York-based law firm, a position he had held since August 1997. Before that, Mr. Beinstein had served as the managing director of Milbank, Tweed, Hadley & McCloy LLP, a New York-based law firm, commencing in November 1995. From April 1985 through October 1995, Mr. Beinstein was the executive director of Proskauer Rose LLP, a New York-based law firm. Mr. Beinstein is a certified public accountant in New York and prior to joining Proskauer was a partner and national director of finance and administration at Coopers & Lybrand. He also holds the designation of Chartered Global Management Accountant from the American Institute of Certified Public Accountants. Mr. Beinstein has been a director of Vector Group Ltd., a New York Stock Exchange listed holding company, since 2004. Vector Group is engaged principally in the tobacco business through its Liggett Group LLC subsidiary and in the real estate and investment business through its New Valley LLC subsidiary. New Valley owns more than 70% of Douglas Elliman Realty, LLC, which operates the largest residential brokerage company in the New York metropolitan area. Mr. Beinstein has been a director of Castle Brands Inc., a NYSE American listed company which markets and imports premium spirits, since January 2009. Mr. Beinstein’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience, and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.

Phillip Frost, M.D., 81 Director since 2004	Dr. Frost has served as chairman of our board of directors since July 2006. He also served as a member of our board of directors from May 2001 until July 2002 and again from March 2004 until June 2006. Since March 2007, he has served as chairman of the board and chief executive officer of OPKO Health, Inc., a multi-national biopharmaceutical and diagnostics company. Since October 2008, Dr. Frost has served as a director of Castle Brands Inc. and he previously served as a director of Castle Brands from September 2005 to August 2007. Dr. Frost also serves as director for CoCrystal Pharma, Inc., a biotechnology company. He also serves as chairman of Temple Emanu-El, as a member of the Florida Council of 100, as a trustee for each of the University of Miami, the Miami Jewish Home for the Aged and the Mount Sinai Medical Center and as a member of the executive committee of the board of trustees of the Phillip and Patricia Frost Museum of Science. From 1972 to 1990, Dr. Frost was the chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida. Dr. Frost served as a director of Teva Pharmaceutical Industries Ltd. from January 2006, when Teva acquired IVAX Corporation, until February 2015 and served as chairman of the board of directors of Teva from March 2010 until December 2014 and as vice chairman from January 2006 until March 2010. Dr. Frost was chairman of the board of directors of Key Pharmaceuticals, Inc. from 1972 until its acquisition by Schering Plough Corporation in 1986 and served as chairman of the board of directors and chief executive officer of IVAX from 1987 to January 2006. Dr. Frost previously served as vice chairman of the board of directors of Cogint, Inc., as a director of Continucare Corp. (until its merger with Metropolitan Health Networks, Inc.), PROLOR Biotech, Inc. (until it was acquired by OPKO Health, Inc.), TransEnterix, Inc., and Sevion Therapeutics, Inc. (formerly Senesco Technologies, Inc.), and as governor and co-vice-chairman of the American Stock Exchange (now NYSE American). Dr. Frost’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience, and the knowledge and experience he has attained through his service as a director and officer of publicly-traded corporations.

Brian S. Genson, 69 Director since 2004	Mr. Genson has been president of Pole Position Investments, a company engaged in the motor sport business, since 1989. Mr. Genson also serves as a managing director of F1Collectors.com and F1 Action located in Buntingford, England, which is engaged in investing in the motor sport industry. Mr. Genson was also responsible for introducing Ben and Jerry’s Ice Cream Company to the Japanese market. Mr. Genson also serves as a director of Nathan’s Famous, Inc., a chain of fast food restaurants. Mr. Genson’s pertinent experience, qualifications, attributes and skills include managerial experience and experience he has attained through his service as a director of publicly-traded corporations.

Saul Gilinski, 63 Director since 2006	Mr. Gilinski has served as the chairman of C.I. Farmacapsulas S.A., a manufacturer of pharmaceutical capsules, since 1985, and also serves as its CEO and president. Since December 2003, Mr. Gilinski has served as chairman of Capscanada Corporation, a Canada-based manufacturer of pharmaceutical capsules, and also serves as its CEO and president. Since 1994, he has served as chairman of Ajix, Inc., a distribution import/export company. He is also a director and owner of MSG Dania Beach LLC, a commercial property developer in South Florida. Mr. Gilinski’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise and managerial experience.

Dr. Richard M. Krasno, 76 Director since 2006 Lead Independent Director since 2014	Dr. Krasno served as the executive director of the William R. Kenan, Jr. Charitable Trust from 1999 to 2014 and, from 1999 to 2010, as president of the four affiliated William R. Kenan, Jr. Funds. Prior to joining the Trust, Dr. Krasno was the president of the Monterey Institute of International Studies in Monterey, California. From 2004 to 2012, Dr. Krasno also served as a director of the University of North Carolina Health Care System and served as chairman of the board of directors from 2009 to 2012. From 1981 to 1998, he served as president and chief executive officer of the Institute of International Education in New York. He also served as Deputy Assistant Secretary of Education in Washington, D.C. from 1979 to 1980. Since March 2015, Dr. Krasno has served as a director of Castle Brands Inc. Since October 2016, Dr. Krasno has served as a director of BioCardia, Inc., a clinical-stage regenerative medicine company. Since February 2017, Dr. Krasno has served as a director of OPKO Health, Inc. Dr. Krasno’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, his managerial experience and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.

Richard J. Lampen, 64 Director since 2002	Mr. Lampen has been our president and chief executive officer since September 2006. Since July 1996, Mr. Lampen has served as executive vice president of Vector Group. Since October 2008, Mr. Lampen has served as president and chief executive officer and a director of Castle Brands Inc. Mr. Lampen also previously served as chairman of the board of directors of the Financial Services Institute, an advocacy organization for independent broker-dealers and their affiliated independent financial advisors, and currently serves as its immediate past chairman. From January 1997 to January 2014, Mr. Lampen served as a director of SG Blocks, Inc. (formerly CDSI Holdings Inc.), a publicly-traded company that converts shipping containers for construction use. Mr. Lampen’s pertinent experience, qualifications, attributes and skills include his knowledge and experience in our company attained through his service as a director of our company since 2002 and as president and chief executive officer since 2006, his industry experience, his managerial experience and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.

Howard M. Lorber, 69 Director since 2001	Mr. Lorber has been vice chairman of our board of directors since July 2006. Previously, Mr. Lorber had been chairman of our board of directors from May 2001 to July 2006. Mr. Lorber has been president and chief executive officer of Vector Group since January 2006. He served as president and chief operating officer of Vector Group from January 2001 to December 2005 and has served as a director of Vector Group since January 2001. He has also served as chief executive officer from November 1993 to December 2006, chairman of the board of directors from 1990 until December 2006 and executive chairman of the board of directors since January 2007 of Nathan’s Famous and as a director of Clipper Realty Inc. since July 2015. Mr. Lorber was a member of the board of directors of Morgans Hotel Group Co. from March 2015 until November 2016 and served as chairman from May 2015 to November 2016. From November 1994 to December 2005, Mr. Lorber served as president and chief operating officer of New Valley, where he also served as a director. Mr. Lorber was chairman of the board of Hallman & Lorber Assoc., Inc., consultants and actuaries of qualified pension and profit sharing plans, and various of its affiliates from 1975 to December 2004 and has been a consultant to these entities since January 2005. He is also a trustee of Long Island University. Mr. Lorber’s pertinent experience, qualifications, attributes and skills include managerial experience, industry knowledge, financial literacy and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.

Jeffrey S. Podell, 77 Director since 2004	Mr. Podell is a private investor. He also has served as a director of Vector Group since November 1993. Mr. Podell was a member of the New York State Bar Association from 1965 until March 2010. Mr. Podell’s pertinent experience, qualifications, attributes and skills include managerial experience, financial literacy and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.

Jacqueline M. Simkin, 75 Director since 2011	Ms. Simkin has been the owner and president of Simkin Management Inc., a company which manages investments, since 1996. From September 2008 until October 2011, Ms. Simkin served as a director of Continucare Corporation. She was a member of the boards of Alpnet Inc., a publicly-traded information and translation services company, and Thompson Nutritional Technology Inc. from 1998 through 2000. From 1987 to 1995, Ms. Simkin served on the Board of Directors of the Intercontinental Bank. Ms. Simkin served in various management capacities at The Denver Brick Company including serving as the Chairperson and Chief Executive Officer from 1999 through 2001. Ms. Simkin developed real estate from 1976 to 1986 and is a retired member of the British Columbia Bar Association. Ms. Simkin’s pertinent experience, qualifications, attributes and skills include her managerial experience, financial literacy and the knowledge and experience she has attained through her service as a director of publicly-traded corporations.

Mark Zeitchick, 52 Director since 1999	Mr. Zeitchick has been one of our executive vice presidents since September 2006. From August 1999 until December 2003, Mr. Zeitchick served as one of our executive vice presidents and from September 2006 until December 2011, Mr. Zeitchick served as president and chief executive officer of Ladenburg Thalmann & Co. Inc. Mr. Zeitchick has been a registered representative with Ladenburg Thalmann & Co. Inc. since March 2001. Since March 2014, Mr. Zeitchick has served as a director of Castle Brands. Mr. Zeitchick’s pertinent experience, qualifications, attributes and skills include managerial experience, industry knowledge and the knowledge and experience he has attained through his service as a director of publicly-traded corporations.

Our board recommends that you vote FOR each of the nominees named above.

Executive Officers

Our executive officers serve until the appointment and qualification of their successors or until their earlier death, resignation or removal by our board of directors. In addition to Messrs. Lampen and Zeitchick, who are also directors and whose biographical information is set forth above, we have the following executive officers:

Brett Kaufman, 46 years old, became our chief financial officer in April 2008 and became a senior vice president in April 2010. From April 1999 until March 2008, Mr. Kaufman was employed at Bear Stearns Companies Inc., serving in various capacities and most recently as managing director and director of financial planning and analysis in the Controller’s Group. While at Bear Stearns, Mr. Kaufman was responsible for providing strategic leadership and oversight for the company’s financial reporting, planning, budgeting and forecasting initiatives on a worldwide basis. From October 1994 until April 1999, Mr. Kaufman was in the Audit and Business Advisory Services division of PricewaterhouseCoopers LLP. He is a certified public accountant.

Adam Malamed, 46 years old, became our chief operating officer in January 2012 and became one of our executive vice presidents in January 2017. Prior to his appointment as chief operating officer, Mr. Malamed had served as co-chief operating officer of Ladenburg Thalmann & Co. Inc. since September 2006.

Joseph Giovanniello, Jr., 59 years old, became our senior vice president — corporate and regulatory affairs in January 2013 and has served as our secretary since May 2001. Mr. Giovanniello has been employed by Ladenburg Thalmann & Co. Inc. since June 1996, and has served as its senior vice president, general counsel and secretary since June 1998, and as a director since July 2006.

PROPOSAL II

NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS (THE SAY-ON-PAY VOTE)

As required by Section 14A of the Exchange Act, we are seeking your non-binding advisory vote to approve the compensation of our Named Executive Officers as described under the heading “Compensation Discussion and Analysis” and the tables, the footnotes to the tables and narrative information accompanying the tables contained under such heading in this proxy statement. This proposal is referred to as the “say-on-pay vote.”

We have designed our compensation programs to reward employees for producing sustainable growth and profitability, to attract and retain highly qualified executives and to align compensation with the long-term interests of our shareholders. We believe that our compensation policies and procedures reflect our pay-for-performance philosophy. Although we have not adopted any formal guidelines for allocating total compensation among various compensation components, we maintain compensation plans that tie a substantial portion of our executives’ overall compensation to the achievement of corporate goals and our success. We believe our compensation program is designed with an appropriate balance of risk and reward that is consistent with our overall business strategy. In deciding how to vote on this proposal, we urge you to read the “Compensation Discussion and Analysis” section of this proxy statement, together with the tables and footnotes that follow, for a description of our executive compensation programs.

Our board recommends that shareholders vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon our board, meaning that prior compensation determinations of the board will not be invalidated, and the board will not be required to adjust executive compensation programs or policies as a result of the outcome of the vote. However, the board values shareholders’ opinions, and the compensation committee will take into account the outcome of this shareholder advisory vote when considering future executive compensation arrangements.

Our board recommends that you vote FOR Proposal II, the non-binding advisory vote to approve executive compensation.

We currently provide our shareholders the ability to cast their non-binding advisory votes on our executive compensation each year, and unless our Board modifies its policy on the frequency of future “say-on-pay votes,” the next such vote will be at our 2019 annual meeting of shareholders.

PROPOSAL III

RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2018

The audit committee has selected and appointed EisnerAmper LLP to act as our independent registered certified public accounting firm for the year ending December 31, 2018. EisnerAmper LLP was our independent auditor for the fiscal year ended December 31, 2017. Although shareholder ratification is not required by our bylaws or otherwise, we believe that submitting the appointment of our independent auditor to our shareholders is a matter of good corporate practice. If shareholders do not ratify our appointment of EisnerAmper LLP, the audit committee will re-evaluate such appointment, taking into consideration our shareholders’ vote. However, the audit committee is solely responsible for the appointment and termination of our auditors and may do so at any time in its discretion. Even if shareholders ratify our appointment of EisnerAmper LLP, our audit committee may engage a different independent auditor at any time during the year if it determines that such a change would be in the best interests of our company and shareholders.

Our board recommends that you vote FOR Proposal III, the ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for the year ending December 31, 2018.

CORPORATE GOVERNANCE MATTERS

Independence of Directors

We follow the NYSE American rules in determining if a director is independent. Our board of directors also consults with our counsel to ensure that the board’s determination is consistent with those rules and all other relevant laws and regulations regarding director independence. In making its independence determinations, our board considered that in the ordinary course of business we may provide commercial and investment banking, financial advisory and other services to some of the independent directors and to business organizations and individuals associated with them. Our board determined that, based on available information, none of these relationships were material or affected the independence of any director. Consistent with these considerations, our board of directors has affirmatively determined that Ms. Simkin, Dr. Krasno and Messrs. Beinstein, Genson, Gilinski and Podell are independent directors. Our other directors are not independent under the NYSE American rules because we currently employ them or they have other relationships with us that may result in them not being “independent.” All members of our audit, compensation and nominating and corporate governance committees are independent. Also, our board of directors has affirmatively determined that each member of our audit committee and compensation committee is independent for audit committee and compensation committee purposes based on the more stringent independence standards imposed by applicable NYSE American and SEC rules.

Board Leadership Structure

Non-Executive Board Chair

Our corporate governance guidelines provide that our board is free to choose its chair and chief executive officer in any way it deems best for us at any given point in time. However, these guidelines provide that unless our board determines otherwise, we should have different persons serve as chair and chief executive officer. We have a separate chairman of the board, Phillip Frost, M.D., and chief executive officer, Richard J. Lampen. We believe that having a non-executive director serve as our chair allows our chief executive officer to focus on our business, while allowing the chair to fulfill his fundamental board leadership role, which includes providing advice to, and independent oversight of, our board.

Our board is committed to good corporate governance and believes that it is appropriate for a highly-qualified director to serve as its chair. Our chair is responsible for the orderly functioning of our board and enhancing its effectiveness. Our chair guides board processes, provides input on agenda items and presides at board meetings. Our chair also acts as a liaison between our board members and our executive management team, consulting regularly and providing guidance on board-related matters.

Lead Independent Director

Our corporate governance guidelines also provide that the independent directors of our board may designate a lead independent director to perform certain duties designated by the board. In November 2014, Dr. Richard M. Krasno was appointed as our lead independent director, and he was reappointed as our lead independent director for an additional three-year term in May 2017. The functions of our lead independent director include serving as the principal liaison between our independent directors, our chairman and our chief executive officer, reviewing and providing input to the agenda for each meeting of our board, and approving the schedule of, developing the agenda for, and presiding at executive sessions of, our independent directors. We believe that having a lead independent director provides for effective checks and balances and enhances the ability of our independent directors to work effectively in the board setting. Our board adopted a charter of the lead independent director in November 2014, a copy of which is available at http://ir.stockpr.com/ladenburg/governance-documents.

Board Role in Risk Oversight

Our board’s role in the risk oversight process includes receiving regular reports from senior management on areas of material risk, including operational, financial, legal and regulatory and strategic and reputational risks. In connection with its review of the operations of our business units and corporate functions, our board considers and addresses the primary risks associated with those units and functions. Our board regularly engages in discussions of the most significant risks that we are facing and how we manage these risks.

Also, each board committee, including our audit committee, plays a role in overseeing risk management issues that fall within such committee’s areas of responsibility. Senior management reports on at least a quarterly basis to our audit committee on the most significant risks we face from a financial reporting perspective and highlights any new risks that may have arisen. Our audit committee also meets regularly in executive sessions with our independent registered public accounting firm and reports any findings or issues to our board. In performing its functions, each board committee has access to management and is able to engage advisors. Our board receives regular reports from our committees regarding each committee’s areas of focus.

Code of Ethics

In February 2004, our board adopted a code of ethics that applies to our directors, officers and employees as well as those of our subsidiaries. The code of ethics is available at http://ir.stockpr.com/ladenburg/governance-documents. We intend to post amendments to, or waivers from a provision of, our code of ethics that apply to our principal executive officer, principal financial officer or persons performing similar functions on our web site.

Board Meetings and Committees; Attendance at Annual Meeting

The following table shows the current members of each board committee, the directors our board has determined to be independent and the number of meetings held by each committee in 2017.

Director	Independent	Audit	Compensation	Nominating and Corporate Governance	Executive
Henry C. Beinstein	X	X	X	X
Phillip Frost, M.D.					X
Brian S. Genson	X		X
Saul Gilinski	X	X
Dr. Richard M. Krasno	X		X	X
Richard J. Lampen					X
Howard M. Lorber
Jeffrey S. Podell	X	X
Jacqueline M. Simkin	X	X	X	X
Mark Zeitchick					X
Number of meetings held in 2017	1	6	2	1	1

Our board meets regularly during the year and holds special meetings and acts by unanimous written consent as circumstances require. During 2017, there were four meetings of the board. All directors attended at least 75% of the aggregate number of meetings of the board and of each committee of which he or she was a member. We expect our directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Although we do not have any formal policy regarding director attendance at annual shareholder meetings, we attempt to schedule our annual meetings so that our directors can attend. Five directors attended our last annual meeting. The chairs of each of our committees are as follows: audit committee (Mr. Beinstein), compensation committee (Dr. Krasno) and nominating and corporate governance committee (Ms. Simkin).

Executive Committee Information

Our executive committee is vested with all the power of the board of directors (other than actions which are vested in other board committees) except: (a) approving or recommending to shareholders actions or proposals required under the Florida Business Corporation Act to be approved by shareholders; (b) filling vacancies on the board of directors or on any committee thereof; (c) adopting, amending or repealing our bylaws; (d) authorizing or approving a repurchase of any of our securities; and (e) authorizing or approving the issuance of any of our securities.

Nominating and Corporate Governance Committee Information

Our nominating and corporate governance committee oversees the selection of director nominees. The nominating and corporate governance committee also develops and recommends to the board the corporate governance guidelines applicable to us, and oversees the evaluation of the board and management. The nominating and corporate governance committee considers persons as director nominees that are identified by its members, management, investment bankers, shareholders and others. Jacqueline M. Simkin (Chair), Henry C. Beinstein and Dr. Richard M. Krasno comprise our nominating and corporate governance committee. In December 2012, the nominating and corporate governance committee adopted a written charter, which sets forth criteria for nominees. The nominating and corporate governance committee applies the same criteria when evaluating director candidates recommended by shareholders as it does when evaluating director candidates recommended by others. Copies of the charter and our corporate governance guidelines are available at http://ir.stockpr.com/ladenburg/governance-documents. Although the nominating and corporate governance committee does not have specific minimum qualifications for director candidates, in recommending candidates for the board, the committee takes into consideration the following criteria established by the board in our corporate governance guidelines:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which we do business and in our industry or other industries relevant to our business;

•	ability and willingness to commit adequate time to board and committee matters;

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to our needs; and

•	diversity of viewpoints, background, skills, experience and other demographics.

The committee also considers other factors as it deems appropriate such as whether a proposed nominee is actively engaged in business endeavors and has an understanding of financial statements, corporate budgeting and capital structure. For more information regarding our nomination process, see the section entitled “Submission of Shareholder Proposals and Nominations” below.

The persons to be elected at our annual meeting are the current directors standing for re-election.

Audit Committee Information

Our board has a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of the Exchange Act. Henry C. Beinstein (Chair), Saul Gilinski, Jeffrey S. Podell and Jacqueline M. Simkin comprise our audit committee. Our audit committee assists the board in monitoring:

•	the integrity of our financial statements;

•	our internal accounting systems, financial and operational controls;

•	our independent auditor’s qualifications and independence;

•	the performance of our independent auditor and internal auditor; and

•	our compliance with legal and regulatory requirements.

The audit committee also reviews and approves all related-party transactions.

As required by applicable SEC and NYSE American rules, our board has determined that each audit committee member is independent for audit committee purposes and is financially literate and that Mr. Beinstein, who chairs the committee, is an audit committee financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K.

The audit committee operates under a charter, which is available at http://ir.stockpr.com/ladenburg/governance-documents under the heading “Audit Committee Charter.” As set forth in its charter, our audit committee’s responsibilities include, among other things:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•	discussing with management and the independent auditor the effect on our financial statements of (i) regulatory and accounting initiatives and (ii) off-balance sheet structures;

•	discussing with management major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies;

•	reviewing disclosures made to the audit committee by our chief executive officer and chief financial officer during their certification process for our Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in our internal controls;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	reviewing and approving all related-party transactions;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•	pre-approving all auditing services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•	appointing or replacing the independent auditor;

•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

Audit Committee Report

The information contained in this Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into any document we file with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that such report is specifically stated to be incorporated by reference into such document.

Our audit committee has met and held discussions with management and EisnerAmper LLP, our independent auditors. Management represented to the committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The committee discussed with EisnerAmper LLP the matters required to be discussed by Auditing Standard 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

EisnerAmper LLP also provided the audit committee with the written disclosures and letter regarding independence required by the PCAOB regarding the independent auditors’ communication with the audit committee concerning independence. The committee discussed with EisnerAmper LLP and management the auditors’ independence, including with regard to fees for services rendered during the fiscal year and for all other professional services rendered by EisnerAmper LLP.

Based upon the committee’s discussion with management and the independent auditors and the committee’s review of our audited financial statements, the representations of management and the report of the independent auditors to the audit committee, the committee recommended that the board of directors include the audited consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2017.

Submitted by the Members of the Audit Committee:

Henry C. Beinstein, Chair

Saul Gilinski

Jeffrey S. Podell

Jacqueline M. Simkin

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation programs and policies for our officers listed in the Summary Compensation Table below (“Named Executive Officers”) and the compensation committee’s role in the design and administration of these programs and policies and in making specific compensation decisions for our Named Executive Officers.

Henry C. Beinstein, Brian S. Genson, Dr. Richard Krasno and Jacqueline M. Simkin, each of whom is an independent director, currently comprise our compensation committee. Dr. Krasno serves as the chairman. The committee’s responsibilities include:

•	establishing the general compensation policy for our executive officers, including our chief executive officer;

•	ensuring that our executive compensation programs are designed to enable us to attract, retain and motivate senior management and other key employees;

•	ensuring that our executive compensation programs are appropriately competitive, integrating pay with our performance, rewarding performance appropriately in the context of the business environment in which we operate, recognizing individual initiative and achievements, supporting organization objectives and shareholder interests, and ensuring that executive compensation is adequately designed to align the interests of executive officers with our shareholders consistent with our long-term performance;

•	administering our Amended and Restated Qualified Employee Stock Purchase Plan (“QESPP”), our Amended and Restated 1999 Performance Equity Plan (“1999 Plan”) and our Amended and Restated 2009 Incentive Compensation Plan (“2009 Plan”) and any future adopted plans;

•	determining who participates in these plans, establishing performance goals, if any, and determining specific grants and awards to the participants; and

•	preparing the report of the compensation committee required by SEC rules to be included in our annual proxy statement and Part III to our annual report on Form 10-K.

Our compensation committee amended and re-adopted its written charter in June 2013, a copy of which is available at http://ir.stockpr.com/ladenburg/governance-documents. Our compensation committee has established compensation policies designed to provide competitive compensation levels that correlate pay with our annual performance and reward above average corporate performance, recognize individual initiative and achievements and assist us in attracting and retaining qualified executives.

Our compensation committee may engage outside advisors, experts and others to assist it in determining executive compensation. Our compensation committee engaged GK Partners, Inc. to provide the services described below in connection with its compensation review for the year ended December 31, 2017. The compensation committee, considering all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act and applicable NYSE American rules, is not aware of any conflict of interest that has been raised by the work performed by GK Partners. Other than the services for which the compensation committee directly engaged GK Partners, GK Partners provided no services to us for the year ended December 31, 2017.

The compensation committee makes all final determinations with respect to executive officers’ compensation, based on an appraisal of our financial status and a subjective assessment of individual performance. Our chief executive officer may make recommendations to the compensation committee relating to the compensation of other executive officers, but the compensation committee has full autonomy in determining executive compensation. Other than standard fees for board and committee service, which are determined by the full board, the compensation committee considers and approves all director compensation, which is determined through a subjective assessment of individual contributions.

The compensation committee may form subcommittees for any purpose that it deems appropriate and may delegate to such subcommittees such power and authority as it deems appropriate; except that the compensation committee is not permitted to delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the compensation committee as a whole. The compensation committee may also delegate to one or more of our executive officers the authority to make grants of equity-based compensation to eligible individuals who are not executive officers. Any such executive officer will be required to regularly report to the compensation committee grants so made and the compensation committee may revoke any delegation of authority at any time.

Our compensation committee is charged with performing an annual review of our executive officers’ cash and other compensation to determine whether we provide adequate incentives and motivation to executive officers and whether the compensation we provide to our executive officers is comparable to the compensation provided to other executive officers in similarly situated companies based on our review of public compensation disclosures, although we do not use benchmarks. For 2017, our compensation committee engaged GK Partners to evaluate publicly available compensation information regarding executive compensation at ten peer companies, which were identified by management, to review and assess whether we are providing generally competitive compensation for our Named Executive Officers. These companies were:

B. Riley Financial Inc.	JMP Group Inc.
Cowen Group, Inc.	LPL Financial Holdings Inc.
Greenhill & Co., Inc.	Oppenheimer Holdings Inc.
INTL FCStone Inc.	Piper Jaffray Companies
Investment Technology Group, Inc.	Raymond James Financial Inc.

Within the financial services industry, there are a limited number of publicly-traded companies that resemble us in size, scope and nature of business operations. One of the peer group companies selected, LPL Financial, is primarily engaged in the independent brokerage business, our largest segment, although LPL Financial is substantially larger than us. Raymond James Financial was selected because of its significant presence in the independent brokerage business, although it participates in other business lines and is also substantially larger in size. The other peer group companies were selected because they generally engage in investment banking, brokerage or asset management activities, are not depository institutions, and are roughly comparable to us in terms of market capitalization. The compensation committee does not rely solely on this information and does not benchmark its decisions regarding total compensation or elements of compensation to any particular percentile range within the peer group.

Compensation Objectives

The objectives of our compensation programs are to attract, motivate and retain qualified persons to serve as our executive officers. Our compensation programs are designed to provide competitive compensation to our Named Executive Officers; reward individual initiative and achievements; integrate pay with our performance; and ensure that executive compensation is adequately designed to align the interests of executive officers with our shareholders consistent with our long-term performance.

Compensation Components

The four primary compensation components are base salary, brokerage commissions (for those officers who are registered representatives), cash bonuses and equity awards. Decisions with respect to one component of compensation tend not to affect decisions regarding other components. We do not have specific policies for allocating between annual and long-term compensation or between cash and non-cash compensation. We discuss each of the four components of compensation in more detail below.

Base Salary. We provide base salaries to provide our Named Executive Officers a fixed level of cash compensation commensurate with their particular positions and qualifications. Generally, we set executive base salaries at levels comparable with those of executives in similar positions and with similar responsibilities at comparable companies. We seek to maintain base salary amounts at or near the industry norms. Base salaries are not intended to be the sole component of total annual cash compensation. We review base salaries annually, subject to terms of employment agreements, and our compensation committee seeks to adjust base salaries when necessary to realign them with industry norms based on a review of publicly-available compensation information, including, for 2017, the peer group information identified above, after taking into account individual responsibilities, performance and experience. We do not use specific industry benchmarks, however.

Brokerage Commissions. If an executive is a registered representative, part of the executive’s total compensation is a percentage of the brokerage commissions derived from customer accounts. We believe this form of additional compensation helps incentivize our executives who are registered representatives. For each of fiscal 2015, 2016 and 2017, Mark Zeitchick and Adam Malamed were the only Named Executive Officers who were paid brokerage commissions. See the column entitled “All Other Compensation” in the Summary Compensation Table below for the amount of brokerage commissions paid to each of Mark Zeitchick and Adam Malamed in fiscal 2015, 2016 and 2017.

Discretionary Cash Bonus. We grant discretionary cash bonuses to executives and directors, including non-employee directors. This is an important part of executive compensation. These bonuses may exceed base salary amounts and are more closely tied to both company and individual performance. Our compensation committee establishes bonus amounts by taking account of, among other things, a subjective assessment of individual performance, growth in our business through organic growth and acquisitions, satisfaction of financial goals, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), as adjusted, changes in shareholder value and the business environment in which we operated during the year. We believe that EBITDA, as adjusted, is correlated to shareholder value creation and therefore is one of the appropriate measures to consider in determining executive compensation. EBITDA, as adjusted, is intended to minimize or eliminate the effect of items that do not directly reflect our performance or individual executive performance. While the compensation committee considers the foregoing objective factors, the actual bonus amount for each executive officer is based on the compensation committee’s subjective assessment of both our overall performance for the year, in the context of the business environment in which we operated, and the contribution that each such individual made to that performance. The compensation committee believes that a discretionary bonus plan is appropriate because objective, short-term financial measures may not adequately reflect the relative contributions of individual executives.

For 2017, we granted a $1,425,000 cash bonus to each of Richard Lampen, our president and CEO, and Mark Zeitchick, our executive vice president; a $450,000 cash bonus to Brett Kaufman, our senior vice president and chief financial officer; a $600,000 cash bonus to Adam Malamed, our executive vice president and chief operating officer; and a $375,000 cash bonus to Joseph Giovanniello, Jr., our senior vice president-corporate and regulatory affairs. We also granted a $1,425,000 cash bonus to each of Dr. Phillip Frost, our chairman, and Howard Lorber, our vice-chairman. The bonuses to Dr. Frost and Mr. Lorber were based on the contributions made by these two individuals to the growth of our business, including through recruiting, acquisitions and development of client relationships. Additional considerations for the bonuses for Messrs. Lampen, Zeitchick, Kaufman, Malamed and Giovanniello for 2017 included: increased consolidated revenue and adjusted EBITDA; continued growth in number of advisors through successful recruiting and in levels of advisory and total client assets at our independent advisory and brokerage businesses; successful implementation of additional cash sweep programs; increased levels of shared services across the enterprise; improved results at our investment bank; the success of our senior note offering; and appreciation in our common stock price. Bonus payments for our executive officers in 2017 were greater than those paid in 2016 due to our compensation committee’s subjective assessment of our overall performance in the context of the business environment in which we operated and its consideration of the factors described above.

In addition to his bonus award described above, Mr. Malamed received a retention award of $300,000, which vests in two equal annual installments at December 31, 2018 and 2019. Under the terms of the retention award, Mr. Malamed is required to return 100% of the retention award after taxes if he voluntarily terminates his employment with us or is terminated with “Cause” (as defined in his employment agreement) prior to December 31, 2018. Mr. Malamed is required to return 50% of the retention award after taxes if he voluntarily terminates his employment with us or is terminated with “Cause” (as defined in his employment agreement) prior to December 31, 2019. The retention award will be reported in the Summary Compensation Table during the years in which it vests based on his continued service.

In addition to his bonus award described above, Mr. Giovanniello received a retention award of $100,000, which vests in two equal annual installments at December 31, 2018 and 2019. Under the terms of the retention award, Mr. Giovanniello is required to return 100% of the retention award after taxes if he voluntarily terminates his employment with us or is terminated with “Cause” (as defined in his employment letter) prior to December 31, 2018. Mr. Giovanniello is required to return 50% of the retention award after taxes if he voluntarily terminates his employment with us or is terminated with “Cause” (as defined in his employment letter) prior to December 31, 2019. The retention award will be reported in the Summary Compensation Table during the years in which it vests based on his continued service.

Equity Awards. We grant stock-based awards, which may include stock options and restricted stock, to incentivize executives for long-term performance and to provide an appropriate balance between our long-term and short-term incentives. We believe that providing a meaningful portion of our executives’ total compensation package in stock-based awards will align the incentives of our executives with the interests of our shareholders and with our long-term success. The percentage of compensation paid as long-term incentives as compared with cash payments is made through a subjective determination. The compensation committee develops its equity award determinations based on its judgment as to whether the total compensation packages provided to our executives, including prior equity awards, are sufficient to retain, motivate and adequately reward the executives. We generally grant options and shares of restricted stock that vest over a period of three or four years beginning on the first anniversary of the grant date. We believe that this vesting schedule contributes significantly to the retention of our executive officers because they must remain employed for at least one year before they can realize any potential value from an option or restricted stock grant and will need to continue in our employ for the duration of the vesting schedule in order to realize the maximum potential value.

In January 2018, we granted 325,000 restricted shares of common stock to each of Messrs. Lampen and Zeitchick, 200,000 restricted shares of common stock to Mr. Malamed and 50,000 restricted shares of common stock to each of Messrs. Kaufman and Giovanniello. In January 2017, we granted 275,000 restricted shares of common stock to each of Messrs. Lampen and Zeitchick, 150,000 restricted shares of common stock to Mr. Malamed and 40,000 restricted shares of common stock to each of Messrs. Kaufman and Giovanniello. The foregoing restricted shares vest in four equal annual installments beginning on the first anniversary of the grant date, subject to certain exceptions.

We generally grant equity awards through the shareholder-approved 1999 Plan and the 2009 Plan. Each of the 1999 Plan and the 2009 Plan is administered by our compensation committee. To the extent permitted under the provisions of these plans, the compensation committee has authority to determine the selection of participants, allotment of shares, price, and other conditions of awards.

Dividends on Unvested Restricted Stock. Under the terms of restricted stock awards made to our Named Executive Officers under the 2009 Plan, dividend distributions are made to the executive officers with respect to unvested shares of common stock. These distributions are made at the same rate as dividends paid on all other shares of our common stock. In 2017, Named Executive Officers earned cash dividend payments on unvested restricted stock as follows: Mr. Lampen – $11,250; Mr. Zeitchick – $11,250; Mr. Malamed – $6,125; Mr. Kaufman – $1,800; and Mr. Giovanniello – $1,800. In accordance with the disclosure rules of the SEC, these amounts have not been separately reported in the Summary Compensation Table because the value of the dividends was included in the initial grant date fair value of the underlying stock grants which is reported in the table.

Other Compensation. We maintain various employee benefit plans, including medical, dental, life and disability insurance and 401(k) plans, and these plans are available to all salaried employees. We pay all medical, dental and basic life insurance premiums for our executive officers (except for Mr. Lampen) pursuant to their respective employment agreements. We reimburse Mr. Lampen, Mr. Zeitchick and Mr. Malamed, on an after-tax basis, for various automobile expenses and Mr. Lampen for certain health, dental and life insurance premiums. In addition, we reimburse certain of our executive officers for club memberships and dues.

Risk Considerations in our Compensation Programs

We have reviewed our compensation structures and policies as they pertain to risk and have determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on our company.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a public company’s tax deduction for compensation in excess of $1 million in any taxable year paid to the chief executive officer, principal financial officer and the three most highly compensated officers (other than the chief executive officer and the principal financial officer). The effect of Section 162(m) on taxes currently payable is substantially mitigated by our net operating loss carryforwards. Previously, qualifying performance-based compensation was not subject to the deduction limit if certain requirements were satisfied. Stock options granted under these plans generally qualified as “performance-based” compensation that is fully deductible and not subject to the Section 162(m) deduction limit. The exemption from Section 162(m)’s deduction limit for performance-based compensation was repealed in December 2017, such that compensation paid to our Named Executive Officers in excess of $1 million will not be deductible unless it qualifies for transition relief. In determining executive compensation, our compensation committee considers, among other factors, the possible tax consequences. Tax consequences, including tax deductibility, are subject to many factors (such as changes in the tax laws) that may be beyond our control. Also, the compensation committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For these reasons, the committee, while considering tax deductibility as one of the factors in determining compensation, does not limit compensation to those levels or types of compensation that will be deductible by us.

Consideration of our Most Recent Shareholder Advisory Vote on Executive Compensation

Last year, at our 2017 Annual Meeting, our shareholders cast an advisory vote on executive compensation, referred to as a “say-on-pay proposal”, as required by Section 14A of the Exchange Act. At the 2017 Annual Meeting, 99% of the total votes cast were in favor of the say-on-pay proposal, and we have considered such approval an endorsement of our executive compensation philosophy and programs. Therefore, our executive compensation philosophy and programs have been confirmed and remain substantially unchanged since last year. The next say-on-pay proposal is included in this proxy statement for our 2018 Annual Meeting.

Compensation Committee Report on Executive Compensation

The information contained in this Compensation Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into any document we file with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that such report is specifically stated to be incorporated by reference into such document.

In fulfilling our role, we met and held discussions with the Company’s management and reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement. Based on the review and discussions with management and our business judgment, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Submitted by the Compensation Committee of the Board of Directors:

Dr. Richard Krasno, Chair

Henry C. Beinstein

Brian S. Genson

Jacqueline M. Simkin

Summary Compensation Table

The following table shows the compensation paid to our Named Executive Officers for 2017, 2016 and 2015.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Richard J. Lampen,	2017	200,000	1,425,000		657,250	—	—	84,160	(4)	2,366,410
Chief Executive Officer and President (3)	2016	200,000	1,250,000		567,500	213,400	—	42,432	(4)	2,273,332
	2015	150,000	1,300,000		790,000	454,800	—	32,736	(4)	2,727,536

Mark Zeitchick,	2017	375,000	1,425,000		657,250	—	—	630,318	(5)	3,087,568
Executive Vice President	2016	375,000	1,250,000		567,500	213,400	—	495,757	(5)	2,901,657
	2015	350,000	1,300,000		790,000	454,800	—	479,770	(5)	3,374,570

Adam Malamed, Executive Vice President and Chief Operating Officer	2017	350,000	850,000	(6)	358,500	—	—	599,927	(7)	2,158,427
	2016	350,000	600,000	(6)	283,750	53,350	—	480,968	(7)	1,768,068
	2015	325,000	600,000	(6)	493,750	113,700	—	591,110	(7)	2,123,560

Brett H. Kaufman,	2017	325,000	450,000		95,600	—	—	39,192	(8)	909,792
Senior Vice President and	2016	325,000	375,000		90,800	—	—	37,662	(8)	828,462
Chief Financial Officer	2015	300,000	375,000		158,000	—	—	33,286	(8)	866,286

Joseph Giovanniello, Jr.,	2017	300,000	475,000	(9)	95,600	—	—	38,886	(10)	909,486
Senior Vice President-	2016	300,000	325,000	(9)	90,800	—	—	37,389	(10)	753,189
Corporate and Regulatory Affairs	2015	275,000	350,000	(9)	158,000	—	—	33,021	(10)	816,021

(1)	Represents the aggregate grant date fair value of restricted stock granted for each of the three fiscal years ended December 31, 2017, 2016 and 2015 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the Named Executive Officer. The FASB ASC Topic 718 amounts from these grants may never be realized by the Named Executive Officer.
(2)	Represents the aggregate grant date fair value of stock options granted for each of the three fiscal years ended December 31, 2017, 2016 and 2015 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the Named Executive Officer. Assumptions used in the calculation of such amount are included in note 17 to our audited financial statements for the year ended December 31, 2017 included in our annual report on Form 10-K for the year ended December 31, 2017 (“10-K”). The FASB ASC Topic 718 amounts from these grants may never be realized by the Named Executive Officer.
(3)	Does not include payments to Vector Group under the management services agreement with Vector Group described under the caption “Compensation Arrangements for Executive Officers” below.
(4)	Represents reimbursement of automobile expenses ($21,264, $20,724 and $17,088 in 2017, 2016 and 2015, respectively), health, dental and life insurance premiums ($4,596, $4,598 and $3,531 in 2017, 2016 and 2015, respectively), club membership and dues ($23,083 in 2017) and tax reimbursements for such benefits ($35,217, $17,110 and $12,117 in 2017, 2016 and 2015, respectively).
(5)	Represents commissions earned from customer accounts ($533,000, $416,000 and $404,000 in 2017, 2016 and 2015, respectively), health, dental and life insurance premiums ($12,873, $12,400 and $10,962 in 2017, 2016 and 2015, respectively), club memberships and dues ($23,351, $22,980 and $20,940 in 2017, 2016 and 2015, respectively), automobile expenses ($26,170, 16,521 and $16,521 in 2017, 2016 and 2015, respectively) and tax reimbursements for such benefits ($34,924, $27,856 and $27,347 in 2017, 2016 and 2015, respectively).
(6)	Includes (i) for 2017, $250,000 in retention awards paid in 2016 and 2017, which vested on December 31, 2017, (ii) for 2016, $250,000 in retention awards paid in 2015 and 2016, which vested on December 31, 2016 and (iii) for 2015, $225,000 in retention awards paid in 2014 and 2015, which vested on December 31, 2015.

(7)	Represents commissions earned from customer accounts ($533,000, $416,000 and $533,000 in 2017, 2016 and 2015, respectively), health, dental and life insurance premiums paid by us ($39,192, $37,662 and $33,286 in 2017, 2016 and 2015, respectively), club memberships and dues ($27,083, $27,306 and $24,241 in 2017, 2016 and 2015, respectively) and tax reimbursements for such benefits ($652 in 2017).
(8)	Represents health, dental and life insurance premiums paid by us ($39,192, $37,662 and $33,286 in 2017, 2016 and 2015, respectively).
(9)	Includes (i) for 2017, $100,000 in retention awards paid in 2017 and 2016, which vested on December 31, 2017, (ii) for 2016, $50,000 in retention awards paid in 2016, which vested on December 31, 2016 and (iii) for 2015, $75,000 in retention awards paid in 2015, which vested on December 31, 2015.
(10)	Represents health, dental and life insurance premiums paid by us ($38,886, $37,389 and $33,021 in 2017, 2016 and 2015, respectively).

Compensation Arrangements for Executive Officers

Richard J. Lampen serves as our president and chief executive officer under a management services agreement with Vector Group and an employment agreement with us. Under the management services agreement, Vector Group makes Mr. Lampen’s services available to us and will provide, upon our request, other financial, tax and accounting resources, including assistance in complying with Section 404 of the Sarbanes-Oxley Act of 2002 and assistance in the preparation of tax returns, in exchange for an annual fee of $850,000, payable in quarterly installments to Vector Group, and an indemnification by us of Vector Group. The management agreement is terminable by either party on 30 days’ prior notice. Pursuant to Mr. Lampen’s employment agreement with us, entered into in January 2015, he receives an annual base salary of $200,000 (increased to $250,000 effective January 2018), reimbursement for various automobile and health and dental insurance expenses, two club memberships and dues and a discretionary bonus. The agreement has an initial term of three years effective as of January 1, 2015, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within 90 days before this date. In January 2018, we paid a $1,425,000 discretionary bonus to Mr. Lampen for 2017, which is reflected in the Summary Compensation Table above.

Mark Zeitchick serves as our executive vice president and previously served as president and chief executive officer of Ladenburg Thalmann & Co. Inc. Pursuant to Mr. Zeitchick’s employment agreement, he receives an annual base salary of $375,000 (increased to $400,000 effective January 2018), a percentage of commissions from customer accounts, reimbursement for various automobile and health and dental insurance expenses, two club memberships and dues and a discretionary bonus. The agreement has an initial term of three years effective as of January 1, 2015, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within 90 days before this date. In January 2018, we paid a $1,425,000 discretionary bonus to Mr. Zeitchick for 2017, which is reflected in the Summary Compensation Table above.

Adam Malamed serves as our executive vice president and chief operating officer and previously served as co-chief operating officer of Ladenburg Thalmann & Co Inc. In 2017, under his old employment agreement, Mr. Malamed received an annual base salary of $350,000, a percentage of commissions from customer accounts, payment of health and dental insurance premiums and a discretionary bonus. In January 2018, we paid a $600,000 discretionary bonus to Mr. Malamed for 2017, which is reflected in the Summary Compensation Table above. Mr. Malamed also had $250,000 of retention awards paid in 2016 and 2017 that vested on December 31, 2017 as described in the Summary Compensation Table above. In January 2018, we entered into a new employment agreement with Mr. Malamed. Pursuant to Mr. Malamed’s employment agreement, he receives an annual base salary of $375,000, a percentage of commissions from customer accounts, reimbursement for various automobile and health and dental insurance expenses, a club membership and dues and a discretionary bonus. The agreement has an initial term of three years effective as of January 1, 2018, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within 90 days before this date.

Brett H. Kaufman has served as our senior vice president and chief financial officer under the terms of an employment agreement providing for a $325,000 annual base salary and increased to $350,000 effective January 2018. He is also eligible for a discretionary bonus, which was $450,000 for 2017 and is reflected in the Summary Compensation Table above, and payment of health and dental insurance premiums. The current term of the agreement with Mr. Kaufman, which automatically renews for successive one-year periods unless terminated by either party upon 60 days’ written notice prior to the expiration of the then current term, is through December 31, 2018.

Joseph Giovanniello, Jr. serves as our senior vice president-corporate and regulatory affairs and also serves as senior vice president and general counsel of Ladenburg Thalmann & Co. Inc. Under his employment agreement, Mr. Giovanniello receives an annual base salary of $300,000, increased to $325,000 effective January 2018, payment of health and dental insurance premiums and a discretionary bonus. In January 2018, we paid a $375,000 discretionary bonus to Mr. Giovanniello for 2017, which is reflected in the Summary Compensation Table above. Mr. Giovanniello also had $100,000 of retention awards paid in 2016 and 2017 that vested on December 31, 2017 as described in the Summary Compensation Table above. The current term of the agreement with Mr. Giovanniello, which automatically renews for successive one-year periods unless terminated by either party upon 60 days’ written notice prior to the expiration of the then current term, is through December 31, 2018.

For more information regarding the employment agreements of our Named Executive Officers, see the section entitled “Potential Termination or Change in Control Payments” below.

CEO Pay Ratio

Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of the annual total compensation of Richard J. Lampen, our chief executive officer, to the annual total compensation of our median employee (excluding the chief executive officer).

The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u). The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

We identified our median employee from all full-time, part-time, and temporary workers who were included as employees on our payroll records as of a determination date of December 31, 2017, based on total taxable earnings during 2017 (excluding the chief executive officer). For employees hired during the year, their compensation was annualized to reflect a full year of wages. The median employee identified by this compensation measure had anomalous compensation characteristics and was substituted with a similarly situated employee with a materially equivalent compensation level.

The 2017 annual total compensation as determined under Item 402 of Regulation S-K for our chief executive officer was $2,366,410, as reported in the Summary Compensation Table of this proxy statement. The 2017 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $60,970. The ratio of our chief executive officer’s annual total compensation to our median employee’s annual total compensation for fiscal year 2017 is 39 to 1.

Grants of Plan-Based Awards in 2017

The following table shows grants made to our Named Executive Officers in 2017. The grant date fair value of option awards or awards of restricted stock may not be realized by the individuals.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (1) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards (2) ($)
Richard Lampen	1/13/2017	275,000	—	—	657,250
Mark Zeitchick	1/13/2017	275,000	—	—	657,250
Adam Malamed	1/13/2017	150,000	—	—	358,500
Brett Kaufman	1/13/2017	40,000	—	—	95,600
Joseph Giovanniello, Jr.	1/13/2017	40,000	—	—	95,600

(1)	Represents restricted stock granted on January 13, 2017.
(2)	Represents the aggregate grant date fair value of stock options and restricted stock granted for the year ended December 31, 2017 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the officer. Assumptions used in the calculation of the grant date fair value of stock options are included in note 17 to our audited financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K. The FASB ASC Topic 718 amounts from these grants may never be realized.

Outstanding Equity Awards at December 31, 2017

The following table summarizes the outstanding option awards and unvested awards of restricted stock held by our Named Executive Officers at December 31, 2017.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested (#)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Richard J. Lampen	600,000	—		—	1.58	10/30/2018				—	—
	600,000	—		—	0.90	01/14/2020				—	—
	600,000	—		—	1.28	03/02/2021				—	—
	600,000	—		—	2.80	01/31/2022				—	—
	300,000	—		—	1.40	01/28/2023				—	—
	300,000	100,000	(1)	—	3.25	01/17/2024				—	—
	100,000	100,000	(2)	—	4.25	01/20/2025				—	—
	50000	150,000	(3)	—	2.65	01/14/2026				—	—
							100,000	(4)	316,000	—	—
							187,500	(5)	592,500	—	—
							275,000	(6)	869,000
Mark Zeitchick	600,000	—		—	1.58	10/30/2018				—	—
	600,000	—		—	0.90	01/14/2020				—	—
	600,000	—		—	1.28	03/02/2021				—	—
	600,000	—		—	2.80	01/31/2022				—	—
	300,000	—		—	1.40	01/28/2023				—	—
	300,000	100,000	(1)	—	3.25	01/17/2024				—	—
	100,000	100,000	(2)	—	4.25	01/20/2025				—	—
	50000	150,000	(3)	—	2.65	01/14/2026				—	—
							100,000	(4)	316,000	—	—
							187,500	(5)	592,500	—	—
							275,000	(6)	869,000
Adam Malamed	150,000	—		—	1.58	10/30/2018				—	—
	200,000	—		—	0.90	01/14/2020				—	—
	200,000	—		—	1.28	03/02/2021				—	—
	200,000	—		—	2.80	01/31/2022				—	—
	100,000	—		—	1.40	01/28/2023				—	—
	101,250	33,750	(1)	—	3.25	01/17/2024				—	—
	25,000	25,000	(2)	—	4.25	01/20/2025				—	—
	12,500	37,500	(3)	—	2.65	01/14/2026				—	—
							62,500	(4)	197,500	—	—
							93,750	(5)	296,250	—	—
							150,000	(6)	474,000	—	—
Brett H. Kaufman	150,000	—		—	2.30	03/24/2018				—	—
	50,000	—		—	0.90	01/14/2020				—	—
	125,000	—		—	1.28	03/02/2021				—	—
	125,000	—		—	2.80	01/31/2022				—	—
	62,500	—		—	1.40	01/28/2023				—	—
	56,250	18,750	(1)	—	3.25	01/17/2024				—	—
							20,000	(4)	63,200	—	—
							30,000	(5)	94,800	—	—
							40,000	(6)	126,400	—	—
Joseph Giovanniello, Jr.	15,000	—		—	2.30	06/02/2018				—	—
	50,000	—		—	0.90	01/14/2020				—	—
	50,000	—		—	1.28	03/02/2021				—	—
	50,000	—		—	2.80	01/31/2022				—	—
	25,000	—		—	1.40	01/28/2023				—	—
	22,500	7,500	(1)	—	3.25	01/17/2024				—	—
							20,000	(5)	63,200	—	—
							30,000	(6)	94,800	—	—
							40,000	(7)	126,400	—	—

(1)	These options vested on January 17, 2018.
(2)	These options vest in two equal annual installments beginning on January 20, 2018.
(3)	These options vest in three equal annual installments beginning on January 14, 2018.
(4)	These shares of restricted stock vest in two equal installments beginning on January 20, 2018.
(5)	These shares of restricted stock vest in three equal installments beginning on January 14, 2018.
(6)	These shares of restricted stock vest in four equal installments beginning on January 13, 2018.

Option Exercises and Stock Vested

The following table sets forth information regarding the exercise of stock options and vesting of restricted stock for our Named Executive Officers during 2017:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard J. Lampen	620,000	110,400	112,500	263,375
Mark Zeitchick	600,000	108,000	112,500	263,375
Adam Malamed	—	—	62,500	145,781
Brett H. Kaufman	—	—	20,000	46,650
Joseph Giovanniello, Jr.	—	—	20,000	46,650

(1)	Represents the difference between the exercise price and the market price of the common stock on the date of exercise for each option.

Pension Benefits

We do not provide pension benefits to our Named Executive Officers.

Nonqualified Deferred Compensation

We do not maintain defined contribution or other plans providing for the deferral of compensation on a basis that is not tax qualified.

Qualified Employee Stock Purchase Plan

On November 6, 2002, our shareholders approved the QESPP, under which a total of 5,000,000 shares of our common stock are available for issuance. On November 1, 2006, our shareholders approved an amendment to increase the number of shares available for issuance under the plan to 10,000,000 shares. In September 2012, our shareholders approved the amendment and restatement of the QESPP. Under this stock purchase plan, as currently administered by the compensation committee, all full-time employees may use a portion of their salary to acquire shares of our common stock during designated periods. Designated periods have been initially set at three months long and commence on January 1st, April 1st, July 1st and October 1st of each year and end on March 31st, June 30th, September 30th and December 31st of each year. On the first day of each such period, known as the “date of grant,” each participating employee is automatically granted an option to purchase shares of our common stock to be automatically exercised on the last trading day of the three-month purchase period comprising an option period. The last trading day of an option period is known as an “exercise date.” On the exercise date, amounts withheld during the period are applied to purchase shares from us for the participating employees. The purchase price under the QESPP is currently 95% of the last sale price of our common stock on the exercise date. As of December 31, 2017, 5,037,038 shares of common stock had been issued under the QESPP.

Potential Termination or Change in Control Payments

As of December 31, 2017, Richard Lampen, Mark Zeitchick, Adam Malamed, Brett H. Kaufman and Joseph Giovanniello had employment agreements with us that provide for potential payments in the event of their termination. Under each of Mr. Lampen’s and Mr. Zeitchick’s employment agreements (and Mr. Malamed’s new employment agreement, effective as of January 1, 2018), if the agreements are terminated by the Company without “Cause” or by executive for “Good Reason” (as each such term is defined in the agreements), or in the event of the executive’s death or disability, or in the case of Mr. Lampen, in the event of retirement (at age 66 or older), the executives will be entitled to a severance period (24 months in the case of Mr. Lampen and 18 months in the case of Messrs. Zeitchick and Malamed) in which the executive will continue to be paid his base salary, bonuses and benefits, in addition to having all stock awards immediately vest upon termination; provided, however, that in the case of Mr. Lampen’s retirement, the Company shall have the option of paying the salary and bonus in shares of the Company’s common stock. The total estimated payment (excluding the acceleration of stock awards) in the event Mr. Lampen’s employment had been terminated on December 31, 2017 for the reasons set forth above would have been approximately $3,418,321. The total estimated payment (excluding the acceleration of stock awards) in the event Mr. Zeitchick’s employment had been terminated on December 31, 2017 for the reasons set forth above would have been approximately $2,845,978.

If termination occurs within two years after any “Change in Control” (as defined in the agreements), the executive shall be paid a lump sum payment equal to a number of months multiplied by the executive’s base salary and bonuses (such number of months being 24 months in the case of Mr. Lampen and 18 months in the case of Messrs. Zeitchick and Malamed). Additionally, if a Change in Control occurs within twelve months after termination of employment by the Company without “Cause” or by the executive with “Good Reason,” the Company’s remaining severance period payment obligations shall instead be paid in one lump sum. The total estimated payment (excluding the acceleration of stock awards) in the event Mr. Lampen’s employment had been terminated on December 31, 2017 as a result of a “Change in Control” would have been approximately $3,418,321. The total estimated payment (excluding the acceleration of stock awards) in the event Mr. Zeitchick’s employment had been terminated on December 31, 2017 as a result of a “Change in Control” would have been approximately $2,845,978.

If terminated by the Company for “Cause” or by executive without “Good Reason,” the executive will be entitled only to any salary and expense reimbursement owed to him through the date of termination.

Each of Messrs. Lampen’s, Zeitchick’s and Malamed’s employment agreements defines “Cause”, “Disability,” “Good Reason” and “Change in Control” as follows:

•	Cause means: (i) having been convicted of or entered a plea of nolo contendere with respect to a criminal offense constituting a felony; (ii) having committed in the performance of his duties under the agreement one or more acts or omissions constituting fraud, dishonesty, or willful injury to us which results in a material adverse effect on our business, financial condition or results of operations; (iii) having committed one or more acts constituting gross neglect or willful misconduct which results in a material adverse effect on our business, financial condition or results of operations; (iv) having willfully or knowingly exposed us to criminal liability substantially caused by the executive which results in a material adverse effect on our business, financial condition or results of operations; or (v) having failed, after written warning from our board of directors specifying in reasonable detail the breach(es) complained of, to substantially perform his duties under the agreement (excluding, however, any failure to meet any performance targets or to raise capital or any failure as a result of an approved absence or any mental or physical impairment that could reasonably be expected to result in a Disability).

•	Disability means: mental or physical impairment or incapacity rendering such executive substantially unable to perform his duties under the agreement for more than 180 days out of any 360-day period during his employment period.

•

Good Reason means: (i) a material diminution of such executive’s duties and responsibilities provided in the agreement, including, without limitation, the failure to elect or re-elect such executive to the same office and as a member of our board of directors or the removal of such executive from any such position, (ii) a reduction of such executive’s base salary or target bonus opportunity as a percentage of base salary, (iii) any material breach of any material provision of the Agreement by us, (iv) relocation of his office location from the Miami, Florida metropolitan area, (v) the change in such executive’s reporting relationship; and (vi) the failure of a successor to all or substantially all of the our business and/or assets to promptly assume and continue the our obligations under the agreement, whether contractually or as a matter of law, within 15 days of such transaction.

•	Change in Control means the occurrence of: (i) any “person” (as such term is defined in the Exchange Act and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act), other than Dr. Phillip Frost, any member of his immediate family, and any “person” or “group” (as used in Section 13(d)(3) of the Exchange Act) that is controlled by Dr. Frost or any member of his immediate family, any beneficiary of the estate of Dr. Frost, or any trust, partnership, corporate or other entity controlled by any of the foregoing, is or becomes, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 50% or more of the combined voting power of our outstanding securities eligible to vote for election of our board of directors; or (ii) the individuals who, as of the date of the Agreement, were members of our board of directors (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Incumbent Board; provided, however, that if either the election of any new director or the nomination for election of any new director was approved by a vote of more than two-thirds of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest or proxy contest; or (iii) consummation of a reorganization, merger or consolidation, sale, disposition of all or substantially all of our assets or stock or any other similar corporate event, in each case, unless following such event, (a) all or substantially all of the individuals or entities who were the beneficial owners, respectively, of our voting stock entitled to vote generally in the election of directors immediately prior to such event beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding voting securities entitled to vote generally in the election of our directors, as the case may be, of the corporation resulting from such event and (b) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for the event constitute at least a majority of the members of the board of directors of the relevant surviving corporation.

Under Mr. Malamed’s prior employment agreement, which was in effect as of December 31, 2017, we are required to pay Mr. Malamed a severance amount equal to his annual base salary ($350,000 at December 31, 2017) and he and his family would be entitled to receive subsidized health benefits for a period of up to 18 months (approximately $58,788 at December 31, 2017) following any termination by us without “Cause” or by him for “Good Reason”. The total estimated payment in the event Mr. Malamed’s employment had been terminated on December 31, 2017 without “Cause” or for “Good Reason,” or as a result of his death or disability, would have been approximately $408,788.

Under Mr. Kaufman’s employment agreement, we are required to pay Mr. Kaufman a severance amount equal to his annual base salary ($325,000 at December 31, 2017) due to his termination by us without “Cause” or by him for “Good Reason”. In the event that Mr. Kaufman’s employment is terminated due to death or “Disability”, Mr. Kaufman will be entitled to receive a pro-rata bonus for the year of termination based on his bonus for the prior year ($450,000 in the case of any termination in 2018). Also, Mr. Kaufman and his family will be entitled to receive company paid health and dental benefits for a period of up to 18 months following any termination due to death, “Disability”, without “Cause” or with “Good Reason” (approximately $58,788 at December 31, 2017). The total estimated payment in the event Mr. Kaufman’s employment had been terminated on December 31, 2017 without “Cause” or for “Good Reason” was $383,788. The total estimated payment in the event Mr. Kaufman’s employment had been terminated on December 31, 2017 as a result of his death or disability was approximately $508,788.

Mr. Kaufman’s employment letter defines “Cause”, “Disability” and “Good Reason” as follows:

•	Cause means: (i) conviction of, or the entry of a plea of guilty or nolo contendere to, a felony, (ii) alcoholism or drug addiction which materially impairs Mr. Kaufman’s ability to perform his duties, (iii) continued, intentional and willful failure to substantially and materially perform his material duties and responsibilities after receipt of written notice and failure to cure within 30 days of such notice, (iv) willful and deliberate misconduct that results, or is reasonably likely to result, in material and demonstrative harm to us or our subsidiaries or affiliates, or (v) substantial impairment from performing his duties for a period of longer than 60 consecutive days or more than 120 days as a result of an action taken by a regulatory body or self-regulatory agency.

•	Disability means that Mr. Kaufman, as a result of incapacity due to physical or mental illness, has been substantially unable to perform his normal duties for an entire period of six consecutive months, and has not returned to the substantial performance of his duties on a full-time basis within 30 days after written notice of termination is given by us after such six-month period.

•	Good Reason means: (i) a material diminution in duties or responsibilities, (ii) failure to appoint or elect Mr. Kaufman as our senior vice president and chief financial officer or his removal from such position, (iii) a reduction in his base salary, (iv) relocation of his office to a location outside of Miami, Florida (other than in connection with travel necessary to perform his duties), or (v) a material breach by us of his employment letter, an indemnification agreement between us or any equity agreement between us, including, without limitation, the failure of any successor to all or substantially all of our assets to assume our obligations under the employment letter and the indemnification agreement.

Under Mr. Giovanniello’s employment agreement, we are required to pay Mr. Giovanniello a severance amount equal to his annual base salary ($300,000 at December 31, 2017) due to his termination by us without “Cause” or by him for “Good Reason”. In the event that Mr. Giovanniello’s employment is terminated due to death or “Disability”, Mr. Giovanniello will be entitled to receive a pro-rata bonus for the year of termination based on his bonus for the prior year ($475,000 in the case of any termination in 2018). Also, Mr. Giovanniello and his family will be entitled to receive company paid health and dental benefits for a period of up to 18 months following any termination due to death, “Disability”, without “Cause” or with “Good Reason” (approximately $58,329 at December 31, 2017). The total estimated payment in the event Mr. Giovanniello’s employment had been terminated on December 31, 2017 without “Cause” or for “Good Reason” was $358,329. The total estimated payment in the event Mr. Giovanniello’s employment had been terminated on December 31, 2017 as a result of his death or disability was approximately $533,329.

Mr. Giovanniello’s employment letter defines “Cause”, “Disability” and “Good Reason” as follows:

•	Cause means: (i) conviction of, or the entry of a plea of guilty or nolo contendere to, a felony, (ii) alcoholism or drug addiction which materially impairs Mr. Giovanniello’s ability to perform his duties, (iii) continued, intentional and willful failure to substantially and materially perform his material duties and responsibilities hereunder after receipt of written notice and failure to cure within 30 days of such notice, (iv) willful and deliberate misconduct that results, or is reasonably likely to result, in material and demonstrative harm to us or our subsidiaries or affiliates or (v) substantial impairment from performing his duties for a period of longer than sixty (60) consecutive days or more than 120 days as a result of an action against taken by a regulatory body or self-regulatory agency.

•	Disability means that Mr. Giovanniello, as a result of incapacity due to physical or mental illness, has been substantially unable to perform his normal duties for an entire period of six consecutive months, and has not returned to the substantial performance of his duties on a full-time basis within 30 days after written notice of termination is given by us after such six-month period.

•

Good Reason means: (i) a material diminution in duties or responsibilities, (ii) removal of Mr. Giovanniello as our senior vice president-corporate and regulatory affairs, (iii) a reduction in his base salary, (iv) relocation of his office to a location outside of New York City (other than in connection with travel necessary to perform his duties), or (v) a material breach by us of his employment letter, an indemnification agreement between us or any equity agreement between us, including, without limitation, the failure of any successor to all or substantially all of our assets to assume our obligations under the employment letter and the indemnification agreement.

Also, certain of our option and restricted stock agreements contain clauses that provide that in the event of a change in control of our company, or upon the death or disability of the grantee or upon the termination of the grantee without cause or for good reason, all stock options or shares of restricted stock under such an agreement become fully vested. The unrealized value of in-the-money unvested stock options and unvested restricted stock subject to accelerated vesting are shown below as potential payments to the Named Executive Officers. The unrealized value was calculated by multiplying the number of unvested shares under “Outstanding Equity Awards at December 31, 2017” above by the closing price of a share of common stock on December 31, 2017 ($3.16), then, in the case of options, deducting the aggregate exercise price of the unvested stock options.

Name	Change-in- Control ($)	Death ($)	Disability ($)	Termination by Company without Cause or by Named Executive Officer with Good Reason ($)
Richard J. Lampen	1,854,000	1,854,000	1,854,000	1,854,000
Mark Zeitchick	1,854,000	1,854,000	1,854,000	1,854,000
Adam Malamed	986,875	986,875	986,875	986,875
Brett H. Kaufman	284,400	284,400	284,400	284,400
Joseph Giovanniello, Jr.	284,400	284,400	284,400	284,400

Director Compensation

Directors who are also employees receive no additional compensation for serving as directors. Each of our non-employee directors receives annual director fees of $50,000, payable in quarterly installments. Audit committee, compensation committee and nominating and corporate governance committee members each receive an additional annual fee of $10,000, $5,000 and $5,000, respectively. The chair of the executive committee (if he is not an employee) and the lead independent director each receive an additional annual fee of $100,000 (the annual fee for the lead independent director was increased to $150,000 effective as of October 1, 2017). The chair of each of the audit, compensation and nominating and corporate governance committees receives an additional annual fee of $10,000. Upon their election or re-election, as the case may be, we grant our non-employee directors 30,000 shares of restricted stock under our 2009 Plan, with such shares vesting over a two-year period, subject to earlier vesting upon death, disability or a change of control of the Company. We also reimburse directors for costs incurred in attending board and committee meetings.

In addition, for 2017, we paid a discretionary bonus of $1,425,000 in January 2018 to each of Phillip Frost, M.D., our chairman, and Howard Lorber, our vice-chairman, based on the contributions made by such individuals to the growth of our business, including through recruiting and development of client relationships

The following table summarizes director compensation for 2017. Compensation for directors who are also Named Executive Officers is included in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards ($)	Total ($)
Henry C. Beinstein	80,000	66,900	—	146,900
Phillip Frost, M.D.	1,575,000	66,900	—	1,641,900
Brian S. Genson	55,000	66,900	—	121,900
Saul Gilinski	60,000	66,900	—	126,900
Dr. Richard M. Krasno	182,500	66,900	—	249,400
Howard M. Lorber	1,475,000	66,900	—	1,541,900
Jeffrey S. Podell	60,000	66,900	—	126,900
Jacqueline M. Simkin	80,000	66,900	—	146,900

(1)	Represents the aggregate grant date fair value of restricted stock granted for the year ended December 31, 2017 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the director. The FASB ASC Topic 718 amounts from these grants may never be realized by the director.

The aggregate number of outstanding option awards and shares of restricted stock held by each of our non-executive directors at December 31, 2017 was as follows:

Name	Aggregate Number of Option Awards	Aggregate Number of Stock Awards
Henry C. Beinstein	310,000	30,000
Phillip Frost, M.D.	4,380,000	30,000
Brian S. Genson	330,000	30,000
Saul Gilinski	330,000	30,000
Richard Krasno, M.D.	330,000	30,000
Howard M. Lorber	3,530,000	30,000
Jeffrey S. Podell	330,000	30,000
Jacqueline M. Simkin	290,000	30,000

Compensation Committee Interlocks and Insider Participation

During 2017, each of Henry C. Beinstein, Brian S. Genson, Dr. Richard Krasno and Jacqueline M. Simkin served on our compensation committee, with Dr. Krasno serving as chairman. No member of the compensation committee during 2017 was an officer, employee or former officer of ours or any of our subsidiaries or had any relationship that would be considered a compensation committee interlock and would require disclosure pursuant to SEC rules and regulations. None of our executive officers served as a member of a compensation committee or a director of another entity under the circumstances requiring disclosure pursuant to SEC rules and regulations.

Equity Compensation Plan Information

The following table contains information at December 31, 2017 regarding our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	29,120,859	$1.31	20,603,225	(1)

(1)	Consists of 4,286,114 shares available for future issuance under our 1999 Plan and 16,317,111 under the 2009 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Policy

In accordance our audit committee charter and our written related party transactions policy, our audit committee reviews and approves or ratifies all related party transactions to the extent we enter into such transactions. In addition, our Code of Business Conduct and Ethics requires us to avoid related party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by our audit committee. Related-party transactions are defined as transactions in which:

•	the aggregate amount involved is expected to exceed $120,000 in any calendar year;

•	we or any of our subsidiaries is a participant; and

•	any related person has or will have a material interest.

Our related party transactions policy defines a related person as any of the following: (a) our affiliates, (b) entities for which investments in their equity securities would be required to be accounted for by the equity method, absent the election of the fair value option subsection of FASB ASC Section 825-10-15, (c) employee benefit plans and the related trusts which are managed by or under the trusteeship of management, (d) our principal owners and management and members of their immediate families, (e) other parties with which we may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests, (f) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interest, (g) our directors and director nominees, (h) our executive officers, (i) a five percent or greater beneficial owner of our common stock and (j) an immediate family member of the persons listed in clauses (g), (h) or (i).

A conflict of interest can arise when a person takes actions or has interests that may make it difficult for such person to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position. The audit committee considers all relevant factors when determining whether to approve a related party transaction, including:

•	whether the transaction is on terms no less favorable to us than terms generally available to us from an unaffiliated third-party under the same or similar circumstances; and

•	the extent of the related party’s interest in the transaction.

A director may not participate in the approval of any transaction in which he or she is a related party, but must provide the audit committee with all material information concerning the transaction. Also, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire annually that elicits information about related-party transactions. These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director or officer.

Related Party Transactions

In connection with our acquisition of Investacorp in 2007, we entered into a $30,000,000 revolving credit agreement with Frost Gamma Investments Trust (“Frost Gamma”), an entity affiliated with Dr. Phillip Frost. Borrowings under the credit agreement bear interest at a rate of 11% per annum, payable quarterly. In August 2009, the revolving credit agreement was amended to extend the maturity date to August 25, 2016. In connection with the Securities America acquisition, in August 2011, we entered into a second amendment to the revolving credit agreement, under which available borrowings were increased by $10,000,000 to $40,000,000. In March 2016, the revolving credit agreement was further amended to extend the maturity date to August 25, 2021. The note issued under the credit agreement contains customary events of default, which if uncured, entitle the holder to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, such note. At December 31, 2017, the Company had no outstanding balance under the revolving credit agreement. This revolving credit agreement was terminated in November 2017, and was replaced by a new revolving credit agreement with Frost Gamma. The new credit agreement also allows for $40,000,000 in borrowings and has the same maturity date and other terms as the previous credit agreement.

From time to time, our subsidiary, Ladenburg Thalmann & Co. Inc., provides investment banking services in the ordinary course on customary terms to companies in which certain of our directors may be directors and/or shareholders.

In September 2006, we entered into a management services agreement with Vector Group under which Vector Group agreed to make available to us the services of Richard J. Lampen, Vector Group’s executive vice president, to serve as our president and chief executive officer and to provide certain other financial, tax and accounting services, including assistance with complying with Section 404 of the Sarbanes-Oxley Act of 2002 and assistance in the preparation of tax returns. In consideration for such services, we currently pay Vector Group an $850,000 annual fee plus any direct, out-of-pocket costs, fees and other expenses incurred by Vector Group or Mr. Lampen in providing such services, and have agreed to indemnify Vector Group for any liabilities arising out of the provision of the services. We paid $850,000 in 2017 to Vector Group under this agreement, and the agreement has continued for 2018. The agreement is terminable by either party upon 30 days’ prior written notice.

In March 2013, we entered into an office lease amendment with Frost Real Estate Holdings, LLC, an entity affiliated with Dr. Phillip Frost, for the five-year period expiring in February 2018. The lease was for approximately 18,150 square feet of space in an office building in Miami, Florida, where our principal executive offices and a branch office of Ladenburg Thalmann & Co. Inc. are located. In November 2016, the lease was amended and the rentable square footage was reduced from 18,146 to 14,050. The rent is inclusive of operating expenses, property taxes and parking. Rental payments for 2017 amounted to approximately $565,000. In February 2018, the lease was amended to extend the term for an additional five years. The lease provides for aggregate payments during the remaining term of approximately $2,809,000 and minimum annual payment of $508,000.

In September 2010, Investacorp, Inc. entered into an office lease with Frost Real Estate Holdings, LLC for a five-year lease ending in September 2015. Effective as of October 1, 2015, Investacorp’s lease with Frost Real Estate Holdings, LLC was renewed and now expires in September 2020. The lease provides for aggregate payments during the five-year term of approximately $2,420,000 and minimum annual payments of $484,000. The lease is for 11,475 square feet of space in an office building in Miami, Florida, where our principal executive offices and a branch office of Ladenburg Thalmann & Co. Inc. are located. Rental payments for 2017 amounted to approximately $506,000. We received the advice of a commercial real estate firm at the time we entered into the original lease that the lease terms were as fair as could have been obtained from an unaffiliated third party.

Ladenburg Thalmann & Co. Inc. employs Steven Zeitchick, the brother of Mark Zeitchick, a director and our executive vice president. In 2017, Steven Zeitchick received approximately $327,000 in compensation. It is anticipated that Steven Zeitchick will receive in excess of $200,000 in compensation from us in 2018.

In 2016, we entered into a Consulting Services Agreement with the son-in-law (the “Consultant”) of our President and Chief Executive Officer. Pursuant to the agreement, we paid the Consultant $16,000 per month in connection with the Consultant’s provision of professional services to us. We paid the Consultant $192,000 under the agreement in 2017. The agreement expired in December 2017. In January 2018, the Consultant was hired as a full-time employee, pursuant to which he receives an annual base salary of $225,000 and is eligible to receive a discretionary bonus. In January 2018, the Consultant was granted 10,000 shares of restricted stock, which vest over a four-year period.

One of our wholly owned subsidiaries, SSN, has an operating lease for office facilities with Cogdill Capital LLC, an entity in which SSN’s Chief Executive Officer and Chief Financial Officer are members who own a minority percentage of such entity. The lease expires in March 2020. Rent expense under such lease amounted to $285,448 in 2017.

We are a party to an agreement with Castle Brands Inc. (“Castle”) under which we provide certain administrative, legal and financial services to Castle. Our President and Chief Executive Officer is also the President and Chief Executive Officer of Castle. Various of our directors serve as directors of Castle and we and Castle have the same principal shareholder. We earned $260,000 under this agreement in 2017.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of these forms furnished to us and representations made to us that no other reports were required, we are not aware of any late or delinquent filings required under Section 16(a) with respect to the fiscal year ended December 31, 2017.

Independent Auditors

EisnerAmper LLP

For the fiscal years ended December 31, 2017 and 2016, EisnerAmper LLP served as our independent registered certified public accounting firm. A representative from EisnerAmper LLP is expected to attend the annual meeting and will have the opportunity to make a statement and answer appropriate questions from shareholders.

EisnerAmper LLP billed us the following amounts for professional services rendered for 2017 and 2016:

	2017		2016
	(in thousands)
Audit fees	$2,233	(1)	$1,867
Audit-related fees	45		—
Tax fees	—		—
All other fees	—		102

Total fees	$2,278		$1,969

(1)	Includes $31 of audit fees related to 2016, not included in April 2017 proxy.

Audit Fees include fees for services performed by EisnerAmper LLP relating to the integrated audit of our consolidated annual financial statements and internal control over financial reporting, the review of financial statements included in our quarterly reports on Form 10-Q and statutory and regulatory filings or engagements.

Audit-Related Fees would include fees for assurance and related services performed by EisnerAmper LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees”.

Tax Fees would include fees for professional services rendered by EisnerAmper LLP for tax compliance, tax advice and tax planning.

All Other Fees include fees for products and services provided by EisnerAmper LLP, other than the services reported above. The services performed primarily involved due diligence, review of certain corporate filings and research of various accounting and tax issues.

Audit Committee Pre-Approval Policy

Our audit committee pre-approves the engagement of EisnerAmper LLP to render audit and non-audit services. Our audit committee approved all of the fees referred to in the sections entitled “Audit Fees”, “Audit-Related Fees”, “Tax Fees” and “All Other Fees” above.

Submission of Shareholder Proposals and Nominations

Shareholder proposals or nominations to be presented at our 2019 annual meeting of shareholders must be received by us no later than December 24, 2018 and must otherwise comply with applicable SEC requirements to be considered for inclusion in the proxy statement and proxy for our 2019 annual meeting. Each proposal should include the exact language of the proposal, a brief description of the matter and the reasons for the proposal, the name and address of the shareholder making the proposal and the disclosure of that shareholder’s number of shares of common stock owned, length of ownership of the shares, representation that the shareholder will continue to own the shares through the shareholder meeting, intention to appear in person or by proxy at the shareholder meeting and material interest, if any, in the matter being proposed.

Shareholder nominations for persons to be elected as directors should include the name and address of the shareholder making the nomination, a representation that the shareholder owns shares of common stock entitled to vote at the shareholder meeting, a description of all arrangements between the shareholder and each nominee and any other persons relating to the nomination, the information about the nominees required by the Exchange Act and a consent to nomination of the person so nominated.

Shareholder proposals and nominations should be addressed to Ladenburg Thalmann Financial Services Inc., Attention: Corporate Secretary, 277 Park Avenue, 26th Floor, New York, New York 10172.

There have been no material changes to the procedures by which security holders may recommend nominees to our board of directors since we last disclosed such procedures.

Any proposal submitted with respect to our 2019 annual meeting of shareholders that is submitted outside the requirements of Rule 14a-8 under the Exchange Act will be considered timely if we receive written notice of that proposal not fewer than 45 days prior to the first anniversary of the date on which we first mailed this proxy statement. However, if the date of our 2019 annual meeting of shareholders is changed by more than 30 days from the date of our 2018 annual meeting of shareholders, then the notice and proposal will be considered untimely if it is not received at least a reasonable time before we mail the proxy statement in respect of our 2019 annual meeting.

Communications with our Board of Directors

Shareholders and interested parties may communicate with our board of directors, any committee chairperson, our lead independent director or our non-management directors as a group by writing to the board or committee chairperson in care of Ladenburg Thalmann Financial Services Inc., Attention: Corporate Secretary, 277 Park Avenue, 26th Floor, New York, New York 10172. Written communications received by the corporate secretary are reviewed for appropriateness. The corporate secretary, in accordance with company policy, at his discretion may elect not to forward items that are deemed commercial, frivolous or otherwise inappropriate for consideration by the board of directors. In such cases, correspondence may be forwarded elsewhere for review and possible response.

Discretionary Voting of Proxies

Under SEC Rule 14a-4, our management may exercise discretionary voting authority under proxies it solicits and obtains for our 2019 annual meeting of shareholders with respect to any proposal presented by a shareholder at such meeting, without any discussion of the proposal in our proxy statement for such meeting, if we do not receive notice of such proposal at our principal office in Miami, Florida, prior to March 9, 2019.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 30, 2018

This proxy statement and the 2017 Annual Report are available at https://materials.proxyvote.com/50575Q.

Other Business

We are not aware of any other business to be presented at the annual meeting. If matters not described herein should properly come before the annual meeting, the persons named in the accompanying proxy will use their discretion to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Richard J. Lampen

President and Chief Executive Officer

Miami, Florida

April 23, 2018

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/29/2018 for shares held directly and by 11:59 P.M. ET on 05/24/2018 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. LADENBURG THALMANN FINL SVCS INC. 4400 BISCAYNE BLVD., 12TH FLOOR ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS MIAMI, FL 33137 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/29/2018 for shares held directly and by 11:59 P.M. ET on 05/24/2018 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Henry C. Beinstein 02 Phillip Frost, M.D. 03 Brian S. Genson 04 Saul Gilinski 05 Dr. Richard M. Krasno 06 Richard J. Lampen 07 Howard M. Lorber 08 Jeffrey S. Podell 09 Jacqueline M. Simkin 10 Mark ZeitchickThe Board of Directors recommends you vote FOR proposals 2 and 3. 2. Advisory approval of the compensation of our named executive officers (“say on pay”). 3. Approval of the ratification of the appointment of EisnerAmper LLP as our independent registered public accounting firm for the year ending December 31, 2018. For Against Abstain 0 0 0 0 0 0 NOTE: In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting or any adjournment thereof. . 17 . 1 . 0 R1 1 _ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or 0000379871 partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com Ladenburg Thalmann Financial Services Inc. Proxy Solicited By The Board Of Directors for Annual Meeting To Be Held on May 30, 2018 The undersigned shareholder(s) of Ladenburg Thalmann Financial Services Inc., a Florida corporation (‘‘Company’’), hereby appoints Richard J. Lampen, Mark Zeitchick and Brett H. Kaufman, or any of them, with full power of substitution and to act without the other, as the agents, attorneys and proxies of the undersigned, to vote the shares standing in the name of the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 30, 2018 and at all adjournments thereof. This proxy will be voted in accordance with the instructions given below. If no instructions are given, this proxy will be voted FOR the Election of Directors and FOR proposals 2 and 3. Continued and to be signed on reverse side 0000379871_2 R1.0.1.17